As Filed with the Securities and Exchange Commission on
                  October 7, 2004 Registration No. 333-117146

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  AMENDMENT #2
                       REGISTRATION STATEMENT ON FORM S-3
                        UNDER THE SECURITIES ACT OF 1933

                                    PHC, INC.
             (Exact name of registrant as specified in its charter)

                                  Massachusetts
         (State or other jurisdiction of incorporation or organization)

                                   04-2601571
                         (I.R.S. Employer Identification
                                      No.)

                                 Bruce A. Shear
                      President and Chief Executive Officer
                                    PHC, Inc.
                           200 Lake Street - Suite 102
                          Peabody, Massachusetts 01960
                                 (978) 536-2777
          (Address and telephone number of principal executive offices)

                                 with a copy to:

                                ARNOLD WESTERMAN
                                 ARENT FOX, PLLC
                           1050 Connecticut Avenue, NW
                              Washington, DC 20036
                                 (202) 857-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                 C A L C U L AT I ON O F R E G I S T R A T I ON F E E

                                   Number of    Proposed Maximum  Proposed Maximum     Amount of
    Title of each Class of       Shares being   Offering Price   Aggregate Offering  Registration
  Securities to be Registered     Registered      Per Share           Price              Fee

Class A Common Stock, $.01
  par value                   3,941,342(1)        $1.10            $4,335,476         $1,036(2)

Class A Common Stock, $.01
  par value                   1,521,663(1)(3)                                          $4,762(4)

1.   Includes 907,675 shares that may be issued upon exercise of warrants.
2. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) using the closing bid price of Class A common stock June 29, 2004.
3. This number reflects a reduction of 692,468 shares of Class A common stock registered in registration statement file numbers 333-59927 and 333-76137 declared effective by the commission on August 3, 1998 and June 19, 2002, respectively, which were to have been issued upon the exercise of warrants which have expired or convertible debt, which has been extinguished, which shares are being deregistered hereby.
4. Pursuant to rule 429(b) this registration statement constitutes a post effective amendment to registration statement file numbers 333-25231, 333-44045, 333-59927 and 333-76137 declared effective by the commission on November 19, 1997, January 15, 1998, August 3, 1998 and June 19, 2002,
     respectively, on which filing fees of $2,912, $261, $840 and $749 were previously paid. The number of securities has been adjusted to reflect adjustments pursuant to anti-dilution provisions in the instruments issued evidencing the securities.
________________________________________________________________________________

     The Registrant hereby amends the subject Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the subject registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said section 8(a) may determine.

                   Subject to Completion, dated October , 2004

PROSPECTUS

                                    PHC, INC.

                            PIONEER BEHAVIORAL HEALTH

                    5,463,005 Shares of Class A Common Stock

     This prospectus covers the sale of shares of the Company's Class A common stock, from time to time, by the selling security holders.


     The Class A common stock trades in the over-the-counter market and current prices are available on the Nasdaq Bulletin Board under the symbol PIHC. On August 30, 2004, the closing bid price of the Class A common stock was $1.05.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The date of this Prospectus is October , 2004

                                   OUR COMPANY

     Our Company is a national health care company, which, through wholly owned subsidiaries, provides psychiatric services to individuals who have behavioral health disorders including alcohol and drug dependency and to individuals in the gaming and trucking industry. Our subsidiaries operate substance abuse treatment facilities in Utah and Virginia, three outpatient psychiatric facilities in
Michigan, two outpatient psychiatric facilities in Nevada, an inpatient psychiatric facility in Michigan and, until recently, one outpatient psychiatric facility in Kansas. We provide management, administrative and help line services through contracts with major railroads, a smoking cessation contract with the State of Kansas and a call center contract with Wayne County, Michigan. Through another subsidiary we conduct studies on the effects of psychiatric pharmaceuticals on a controlled population through contracts with the manufacturers of these pharmaceuticals. We recently expanded our operations related to pharmaceutical studies through the acquisition of Pivotal Research Centers, LLC. We also operate a website, Wellplace.com, which provides education, training and products for the behavioral health professional and internet support services to all of our subsidiaries.

     Our Company provides behavioral health services and products through inpatient and outpatient facilities and online to behavioral health professionals. Our substance abuse facilities provide specialized treatment services to patients who typically have poor recovery prognoses and who are prone to relapse. These services are offered in small specialty care facilities, which permit us to provide our clients with efficient and customized treatment without the significant costs associated with the management and operation of general acute care hospitals. We tailor these programs and services to "safety-sensitive" industries and concentrate our marketing efforts on the transportation, oil and gas exploration, heavy equipment, manufacturing, law enforcement, gaming and health services industries. Our psychiatric facility provides inpatient psychiatric care and intensive outpatient treatment, referred to as partial hospitalization, to children, adolescents and adults. Our outpatient mental health clinics provide services to employees of major employers, as well as to managed care, Medicare and Medicaid clients. The psychiatric services are offered in a larger, more traditional setting than PHC's substance abuse facilities, enabling PHC to take advantage of economies of scale to provide cost-effective treatment alternatives.

     The Company treats employees who have been referred for treatment as a result of compliance with Subchapter D of the Anti-Drug Abuse Act of 1988 (commonly known as the Drug Free Workplace Act), which requires employers who are Federal contractors or Federal grant recipients to establish drug-free awareness programs which, among other things, inform employees about available drug counseling; rehabilitation and employee assistance programs. We also provide treatment under the Department of Transportation implemented regulations, which broaden the coverage and scope of alcohol and drug testing for employees in "safety sensitive" positions in the transportation industry.

     The Company was incorporated in 1976 and is a Massachusetts corporation. Our corporate offices are located at 200 Lake Street, Suite 102, Peabody, MA 01960 and our telephone number is (978) 536-2777. As used herein, our Company refers to and includes the Company and each of its subsidiaries through which substantially all of our business and operations are conducted.

                                  THE OFFERING
Securities Outstanding as of September 30, 2004:

Class A common stock   16,590,610
Class B common stock      776,991
Class C common stock            0
Preferred stock                 0
Securities Offered      5,463,005 shares  of  Class A  common  stock,  of  which
                                  4,430,330 were outstanding as of September 30, 2004, 125,000 are issuable on conversion of debt, and 907,675 are issuable on exercise of outstanding warrants.
NASDAQ Symbol               PIHC
  Proceeds to the Company   $0.00 Assuming  the  warrants  are  exercised,   the
                                  Company will receive $819,986. This amount will be added to our working capital. All other proceeds will be retained by the selling security holders.

                                    PHC, Inc.
                       Summary Consolidated Financial Data

                                                    Year Ended
                                                      June 30,
                                   ____________________________________________
                                       2004             2003             2002
                                   ____________________________________________
Statements of Operations Data:
Revenue                             $26,648,845    $23,833,323      $22,698,268
Operating expenses                   26,503,309     22,387,634       20,933,994
                                    ___________    ___________      ___________

Income (loss) from operations          145,536       1,445,689        1,764,274

Other expenses, net                   (391,245)       (413,713)        (664,933)

Provision for income taxes              11,121          54,234           15,446
                                    ___________    ___________      ___________

Income (loss)                          257,003         977,742        1,083,895

Dividends                                   --              --         (98,411)

Net income (loss) applicable to
  common sharesholders               $(257,003)    $   977,742      $   985,484
                                    ___________    ___________      ___________
Basic income (loss) per common
  share                             $    (0.02)    $      0.07      $      0.10
                                    ===========    ===========      ===========
Basic weighted average number of
  shares outstanding                14,731,395      13,944,047       10,232,286
                                    ===========    ===========      ===========
Diluted income (loss) per common
  share                             $    (0.02)    $      0.07      $      0.09
                                    ===========    ===========      ===========
Diluted weighted average number of
  shares outstanding                14,731,395      14,564,078       11,012,861
                                    ===========    ===========      ===========

                                      As of               As of
                                  June 30, 2004       June 30, 2003
Balance Sheet Data:
Total assets                      $13,311,569        $ 9,411,723
Working capital (deficit)             240,855            736,177
Long-term obligations less
  current maturities                  553,871          2,067,154
Stockholders' equity                5,367,037          1,935,257

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating whether to invest in the securities offered hereby.

OPERATING RISKS

NEGATIVE CASH FLOW COULD ARISE AS A RESULT OF SLOW GOVERNMENT PAYMENTS WHICH COULD REQUIRE THE COMPANY TO BORROW ADDITIONAL FUNDS AT UNFAVORABLE RATES AND EFFECT OUR NET INCOME, WORKING CAPITAL AND LIQUIDITY

     The concentration of accounts receivable due from government payors could create a severe cash flow problem should these agencies fail to make timely payment. We had substantial receivables from Medicaid and Medicare of approximately $1,135,000 at June 30, 2004 and $1,078,000 at June 30, 2003, which would create a cash flow problem should these agencies defer or fail to make reimbursement payments as due, which would require us to borrow at unfavorable rates or pay additional interest as overline fees on current debt instruments. This would result in lower net income for the same services provided and lower earnings per share.

NEGATIVE CASH FLOW COULD IMPACT OUR ABILITY TO MEET OBLIGATIONS WHEN DUE WHICH COULD REQUIRE THE COMPANY TO BORROW ADDITIONAL FUNDS AT UNFAVORABLE RATES AND EFFECT OUR NET INCOME

     If managed care organizations delay approving treatment, or reduce the patient length of stay or number of visits or reimbursement, our Company's ability to meet operating expenses is affected. As managed care organizations and insurance companies adopt policies that limit the length of stay for substance abuse treatment, our business is materially adversely affected since our revenues and cash flow go down and our fixed operating expenses continue or increase based on the additional resources required to collect accounts receivable.

     Reimbursement for substance abuse and psychiatric treatment from private insurers is largely dependent on our ability to substantiate the medical necessity of treatment. The process of substantiating a claim often takes up to four months and sometimes longer; as a result, we experience significant delays in the collection of amounts reimbursable by third-party payors, which requires us to increase staff to pursue payment and adversely affects our working capital condition. This causes amounts borrowed on our accounts receivable revolver to remain outstanding for longer periods of time resulting in higher interest expense in addition to the reduced income resulting from the shorter lengths of stay, which combined reduce net income and earnings per share.

AGING OF ACCOUNTS RECEIVABLES COULD RESULT IN OUR INABILITY TO COLLECT RECEIVABLES REQUIRING US TO INCREASE OUR DOUBTFUL ACCOUNTS RESERVE WHICH WOULD DECREASE OUR NET INCOME AND WORKING CAPITAL

     As our accounts receivable age and become uncollectable our cash flow is negatively impacted. Our accounts receivable from patient accounts (net of allowance for bad debts) were $5,261,202 at June 30, 2004 compared with $4,945,301 at June 30, 2003. As we expand, we will be required to seek payment from a larger number of payors and the amount of accounts receivable will likely increase. Because the behavioral health industry is typically a difficult collection environment, we have focused on better accounts receivable management through, increased staff, standardization of some procedures for collecting receivables and a more aggressive collection policy in order to keep the change in receivables consistent with the change in revenue. We have also established a more aggressive reserve policy, allowing greater amounts of reserves as accounts age from the date of billing. If the amount of receivables, which eventually become uncollectible, exceeds such reserves, we could be materially adversely affected. The following chart represents our Accounts Receivable, Allowance for Doubtful Accounts at June 30, 2004, 2003 and 2002, respectively and Bad Debt Expense for the fiscal years ended June 30, 2004, 2003 and 2002:

                           Accounts        Allowance for
                          Receivable      Doubtful Accounts    Bad Debt Expense

   June 30, 2004          $7,287,090           $2,025,888         $1,355,770
   June 30, 2003           7,293,746            2,348,445          1,108,498
   June 30, 2002           8,269,361            2,715,760            716,681

RECENT LOSSES RESULTING FROM A LITIGATION SETTLEMENT AND RELATED LEGAL FEES MAY LIMIT THE COMPNAY'S ABILITY TO BORROW AT FAVORABLE RATES WHICH WOULD INCREASE OUR EXPENSES AND REDUCE NET INCOME

     Due to the Company's recent losses from operations as a result of a medical malpractice litigation settlement and related legal fees of approximately $1,030,000, if the Company needs additional financing, it may require borrowing at unfavorable rates. We are utilizing, to the maximum extent, our accounts receivable funding facilities, which bear interest at the prime rate plus 2.25%, to meet our current cash needs. Should we require additional funds to meet our cash flow requirements or to fund growth or new investments, we may be required to meet these needs with more costly financing. Our current financing relationship is scheduled to terminate or renew as of November 2004. If we are unable to obtain needed financing, it could have a material adverse effect on our financial condition, operations and business prospects.

     The litigation involved a medical malpractice claim that was filed by a former patient against the Company's subsidiary, North Point-Pioneer, Inc. and a former clinician, alleging sexual abuse by a former clinician that first manifested itself prior to the Company's acquisition of the subsidiary in 1996. At trial in December 2002, a jury returned a verdict in favor of the plaintiff in the amount of approximately $9 million plus interest and taxable costs and attorney's fee for conduct. The clinician declared bankruptcy and was not a party to the proceeding. After numerous successful motions by the Company to reduce the amount of the verdict, a judgment in the amount of $3,079,741 was entered on October 24, 2003.

     The Company's subsidiary, North Point-Pioneer, Inc., is covered by malpractice insurance in the amount of $1 million provided by Frontier Insurance Company, which is insolvent and is being administered by the State of New York. Representatives of Frontier's receiver acknowledged to the Company, Frontier's obligation under the policy and the Company has recovered a small portion of the legal fees expended to date on this matter.

     In April 2004, the Company successfully resolved this medical malpractice lawsuit. The plaintiff received $1,100,000 in full and final settlement of the matter of which $462,500 was paid by the Company and the balance was paid by the insurance company. In addition to this settlement amount the company paid approximately $567,000 during the fiscal year ended June 30, 2004 in related legal fees. The Company has not released other parties, including an insurance company. Payments made by insurance and other related parties, if collected, could significantly reduce the Company's financial burden below the $1,030,000 expended.

     As a result of this medical malpractice litigation and related legal fees the Company's operations for the fiscal year ended June 30, 2004 resulted in a net loss and negative cash flow from operations. See Consolidated Financial Statements and related notes included or incorporated into this prospectus by reference.


RELIANCE ON KEY CLIENTS THE LOSS OF ANY OF WHICH WOULD REDUCE OUR NET REVENUES AND OUR NET INCOME.

     The Company relies on contracts with more than ten clients to maintain patient census at its inpatient facilities and the loss of any of such contracts would impact our ability to meet our fixed costs. We have entered into relationships with large employers, health care institutions and labor unions to provide treatment for psychiatric disorders, chemical dependency and substance abuse in conjunction with employer-sponsored employee assistance programs. The employees of such institutions may be referred to us for treatment, the cost of which is reimbursed on a per diem or per capita basis. Approximately 30% of our total revenue is derived from these clients. No one of these large employers, health care institutions or labor unions individually accounts for 10% or more of our consolidated revenues, but the loss of any of these clients would require us to expend considerable effort to replace patient referrals and would result in revenue losses and attendant loss in income.

GOVERNMENT REGULATION COULD RESTRICT OUR ABILITY TO EXPAND REDUCE THE ALLOWABLE REIMBURSEMENT TO THE COMPANY AND REDUCE OUR NET INCOME

     Control of the healthcare industry exercised by federal, state and local regulatory agencies can increase costs, establish maximum reimbursement levels and limit expansion. Our Company and the health care industry are subject to rapid regulatory change with respect to licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, the addition of new services, compliance with physical plant safety and land use requirements, implementation of certain capital expenditures, reimbursement for services rendered and periodic government inspections. Governmental budgetary restrictions have resulted in limited reimbursement rates in the healthcare industry including our Company. As a result of these restrictions we cannot be certain that payments under government programs will remain at a level comparable to the present level or be sufficient to cover the costs allocable to such patients. In addition, many states, including the State of Michigan where the majority of our Medicaid Revenue is generated, are considering reductions in state Medicaid budgets.

SOLE SOURCE CONTRACTING BY MANAGED CARE ORGANIZATIONS MAY REDUCE OUR AVAILABLE PATIENTS BY ELIMINATING OUR ABILITY TO SERVICE THEM

     Insurance companies and managed care organizations are entering into sole source contracts with healthcare providers, which could limit our ability to obtain patients. Private insurers, managed care organizations and, to a lesser extent, Medicaid and Medicare, are beginning to carve-out specific services, including mental health and substance abuse services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. We are not aware of any lost business as a result of sole source contracts to date, as we have not been advised by any payor that we have been eliminated as a provider from their system based on an exclusivity contract with another provider. Continued growth in the use of carve-out systems could materially adversely affect our business to the extent we are not selected to participate in such smaller specialized networks or if the reimbursement rate is not adequate to cover the cost of providing the service.

ACQUISITION AND EXPANSION COULD RESULT IN NEGATIVE CASH FLOW WHICH COULD REQUIRE THE COMPANY TO BORROW ADDITIONAL FUNDS AT UNFAVORABLE RATES AND EFFECT OUR NET INCOME

     If we acquire new businesses or expand our businesses, the operating costs may be far greater than revenues for a significant period of time. The operating losses and negative cash flow associated with start-up operations or acquisitions could have a material adverse effect on our profitability and liquidity unless and until such facilities are fully integrated with our other operations and become self sufficient. Until such time we may be required to borrow at higher rates and less favorable terms to supplement short term operating cash flow shortages. The acquistion of Pivotal Research Centers, LLC in April 2004 has impacted our net operating results positively by approximately $131,000 for the months of May and June 2004. Since no receivables were purchased in the acquisition, the operations of May and June have impacted the Company's cash flow negatively by approximately $290,000, which will be reversed as we collect the receivables.

POTENTIAL   STAFFING  SHORTAGES  COULD  REQUIRE  US  TO  INCREASE  OUR  EMPLOYEE
COMPENSATION AND REDUCE OUR NET INCOME

     The limited number of healthcare professionals in the areas in which we operate may create staffing shortages. Our success depends, in large part, on our ability to attract and retain highly qualified personnel, particularly skilled health care personnel, which are in short supply. We face competition for such personnel from governmental agencies, health care providers and other companies and are constantly increasing our employee benefit programs, and related costs, to maintain required levels of skilled professionals. As a result of staffing shortages, we use professional placement services to supply us with a pool of professionals from which to choose. These individuals generally are higher skilled, seasoned individuals who require higher salaries, richer benefit plans, and in some instances, require relocation. We have also entered into contracts with agencies to provide short-term interim staffing in addition to placement services. These additional costs impact our profitability.

MANAGEMENT RISKS

CONTROL OF THE COMPANY PROVIDES THE PRINCIPLE SHAREHOLDER WITH THE POWER TO APPROVE ALL TRANSACTIONS AND CONTROL THE BOARD OF DIRECTORS WITHOUT INPUT OF OTHER SHAREHOLDERS

     Bruce A. Shear is in control of the Company since he is entitled to elect and replace a majority of the board of directors. Bruce Shear and his affiliates own and control 92.8% of the class B common stock, which elects four of the six members of the Board of Directors. Bruce Shear can establish, maintain and control business policy and decisions by virtue of his control of the board of directors.

INABILITY TO RETAIN KEY PERSONNEL THE LOSS OF ANY OF WHOM COULD EFFECT OUR CLIENT RELATIONS AND THUS REDUCE OUR REVENUE AND NET INCOME

     Retention of key personnel with knowledge of key contracts and clients is essential to the success of the Company. PHC is highly dependent on the principal members of its management and professional staff, who are: Bruce A. Shear, PHC's President and Chief Executive Officer, Robert H. Boswell, PHC's Senior Vice President and other members of PHC's management and their continued relationship with key clients. In April 2004, the Company acquired Pivotal Research Centers, LLC, which is engaged in clinical drug testing. Dr. Kirby, the founder and medical director of Pivotal, has key relationships with the pharmaceutical companies that provide contracts for the research business. We do not anticipate any key member of management will leave the Company but do have key man life insurance policies on Mr. Shear and Dr. Kirby and a three-year employment agreement with Dr. Kirby entered into as part of the acquisition of Pivotal.


MARKET RISKS

BULLETIN BOARD TRADED STOCKS ARE MORE VOLITILE AND CAN COST MORE TO TRADE THEREFORE EFFECTING THE COST TO SHAREHOLDERS

     The Company's failure to meet listing requirements resulted in the delisting of the Company's stock from the Nasdaq Stock Market in December 2000. Since then, the Company's stock has been a bulletin board traded stock. The cost of trading on the bulletin board can be more than the cost of trading on the SmallCap market and since there may be an absence of market makers on the bulletin board the price may be more volatile and it may be harder to sell the securities. The shares have sold at prices varying between a low of $.56 and a high of $1.71 from July 2002 through July 2004. If our common stock is not actively traded, the small number of transactions can result in significant swings in the market price, and it may be difficult for stockholders to dispose of stock in a timely way at a desirable market price or may result in purchasing of shares for a higher price.


PREFERRED STOCK ISSUANCE COULD RESULT IN DIVIDEND, VOTING AND LIQUITATION PREFERENCES SUPERIOR TO THE COMMON STOCK

     Our right to issue convertible preferred stock may adversely affect the rights of the common stock. Our Board of Directors has the right to establish the preferences for and issue up to 1,000,000 shares of preferred stock without further stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the market price of and the ability to sell common stock.

RECENT DEVELOPMENTS

     On April 30, 2004, the Company closed on the acquisition of Phoenix-based Pivotal Research Centers, LLC, ("Pivotal") significantly expanding the Company's clinical research capabilities and geographic presence. The Company purchased 100% of the membership interest in Pivotal Research Centers, LLC, from the former owners, Louis Kirby, Carol Colombo and Anthony Bonacci. In addition to its currently enrolling research contracts, the acquisition brings with it the expertise and reputation of Pivotal's founder, Louis Kirby, MD and its CEO, Michael Colombo. The Company filed Current Reports on form 8-K and 8-K/A with the Securities and Exchange Commission on May 13, 2004 and June 29, 2004, respectively, on this transaction.

     Pivotal performs all phases of clinical research for Phase I-IV drugs under development through two dedicated research sites, including one of the largest single psychiatric sites in the country. Pivotal currently has approximately 22 enrolling studies and an additional 31 ongoing studies with approximately 75-80 percent of Pivotal's research activity in central nervous system (CNS) research, With a current client base including AstraZeneca, Bristol Meyers Squibb, Cephalon, Forest, GlaxoSmithKline, Lilly, Merck, Mylan, Novartis, Organon, Sepracor and Wyeth, the Company currently has protocols in Alzheimer's disease, ADHD, Diabetes Type II, Generalized Anxiety Disorder, Insomnia, Major Depressive Disorder, Obesity, Pain, Parkinson's Disease, and Shift Work Sleep Disorder.

     The Company paid $1.5 million in cash and issued 427,350 shares of Class A common stock valued at $500,000. The value of the Class A common stock was determined in accordance with EITF 99-12, "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination". Additionally, the Company agreed to three performance-based notes, which are staged during the next five years based on future profitability and secured by all the assets of Pivotal as well as by PHC, Inc.'s ownership interest in Pivotal.

     Note A is a secured promissory note with a face value of $1,000,000, with an annual interest rate of 6%, a maturity date of December 31, 2008 and payments due in quarterly installments beginning January 2005. The outstanding principal will be adjusted in the first and second years of the note based on annual adjusted EBITDA as defined in the agreement of $780,000. Annual adjusted EBITDA of greater than $780,000 for each period increases the note value by the difference and annual adjusted EBITDA of less than $780,000 will decrease the note value by the difference. Quarterly payments are then made based on the adjusted value of the note.

     Note B is a secured promissory note with a face value of $500,000, with an annual interest rate of 6%, a maturity date of December 31, 2008 and payments due in quarterly installments beginning January 2007. The outstanding principal will be adjusted on February 1, 2006 based on annual adjusted EBITDA as defined in the agreement of $780,000 for the adjustment period of January 1, 2005 through December 31, 2006. Annual adjusted EBITDA greater than $780,000 for the adjustment period increases the note value by the difference and annual adjusted EBITDA of less than $780,000 for the adjustment period will decrease the note value by the difference. Quarterly payments are then made based on the adjusted value of the note.

     Note C is a secured promissory note with a face value of $1,000,000, with an annual interest rate of 6%, a maturity date of March 31, 2009 and annual payments commencing on March 31, 2005. Note payment amounts will be determined based on the annual adjusted EBITDA as defined in the agreement of the non-Pivotal Research business for each payment period beginning at the effective date of the agreement and ending on December 31, of 2004 and each year thereafter multiplied by .35. In addition, this note provides for the issuance of up to $200,000 in PHC, Inc. Class A common stock, should the total of the five note payments be less than the $1,000,000 face value of the note.

     In accordance with SFAS No 141, "Business Combinations," the value of the notes is considered to be contingent consideration and will be recorded as additional purchase price as the contingencies are resolved and the price is fixed. However, the floor of note C of $200,000 was recorded as purchase price on the date of acquisition.

     The Notes are secured by the membership interest in Pivotal Research Centers, LLC and all the assets of Pivotal Research Centers, LLC.

     In addition to the usual representations and warranties made in agreements such as this, the Membership Purchase agreement also includes a sellers' covenant to the buyers not to compete or interfere with the business and a buyers' covenant regarding the timely collection and transfer of the accounts receivable of the seller and the public registration of the closing stock. In addition, the sellers also provided an indemnification to the buyer from and against any and all losses including, but not limited to, any litigation whether or not disclosed resulting from a pre-closing event, facts, circumstances or conditions whether or not asserted prior to the closing date.

     In conjunction with the Membership Purchase Agreement, the Company also executed employment and non-compete agreements with Dr. Louis C. Kirby and Michael J. Colombo.

     Dr. Kirby's employment agreement extends from April 30, 2004 through December 31, 2006 and calls for an annual base salary of $200,000, subject to adjustment from time to time at the discretion of the Board of Directors, and incentive compensation of $30,000 if the annual adjusted EBITDA as defined in the Membership Purchase Agreement is greater than $780,000.

     Mr. Colombo's employment agreement extends from April 30, 2004 through December 31, 2006 and calls for an annual base salary of $150,000, subject to adjustment from time to time at the discretion of the Board of Directors, and incentive compensation of $15,000 if the annual adjusted EBITDA as defined in the Membership Purchase agreement is greater than $730,000 but less than $800,000 or $25,000 if the annual adjusted EBITDA as defined in the Membership Purchase agreement is greater than $800,000. Additional incentive compensation will be provided to Mr. Colombo based on combined annual adjusted EBITDA of all clinical research business in excess of $800,000, with incremental increases for amounts over $800,000.

     The loan adjustment periods and payment dates in the notes and the employment agreements were amended to reflect the closing date of April 30, 2004, as agreed to by Sellers and Buyer pursuant to Section 2.6 (a) of the Purchase Agreement.

     The Company determined that it would be in the best interest of the shareholders to finance the cash portion of the purchase price through equity as well as raise additional working capital, since debt with favorable terms was not available. Therefore, the Company offered 2,800,000 shares of Class A Common Stock at $1.10 per share in a private placement. The private placement also included 25% warrant coverage at an exercise price of $1.10 per share with a three-year term and standard anti-dilution features. This offering was completed in two stages. As a result of the first stage of the offering, in March 2004, the Company issued 684,999 shares of Class A Common Stock for $753,500 and warrants to purchase 171,248 additional shares of Class A Common Stock. As a result of second stage of this offering, in April 2004, the Company issued 1,918,196 shares of Class A Common Stock for $2,110,016 and warrants to purchase 479,549 additional shares of Class A Common Stock. The private placement facilitated the closing of the acquisition without incurring any additional bank debt, and also provides the necessary working capital for Pivotal to execute its business plan.

     In connection with the acquisition, the Company is obligated to pay $280,000 and issue 200,000 warrants to purchase shares of Class A common stock as a finder's fee. To date, the Company has met the obligations of the agreement and issued the 200,000 warrants and paid $180,000 of the fee.

     The following is summary financial data for Pivotal for the periods indicated. Complete financial information for Pivotal is available in the Company's Current Report Form 8-K/A filed with the Securities and Exchange Commission on June 29, 2004. The summary financial data of Pivotal is derived from the financial statements audited by Woods & Dwyer, P.L.C. for the years ended June 30, 2002 and 2003, included in the Company's Current Report on Form 8-K/A referenced above.

                          Pivotal Research Centers, LLC
                             Summary Financial Data

                                     Nine Months
                                      Ended
                                     March 31,           Year Ended June 30,
                                       2004            2003            2002
                                    ___________    ___________      ___________
Statements of Operations Data:
Revenue                             $3,249,861     $3,941,428     $3,171,667

Operating expenses                   2,641,866      3,215,220      3,059,949
                                    ___________    ___________      ___________

Income from operations                 607,995        726,208        111,718

Other income                             5,343          3,780          6,240
                                    ___________    ___________      ___________

Net income                          $  613,338       $729,988     $   117,958
                                    ___________    ___________      ___________



                                    March 31,                  June 30,
                                       2004            2003             2002
                                    ___________    ___________      ___________
Balance Sheet Data:
Total assets                        $1,876,650     $1,925,756     $1,334,775
Working capital                      1,540,609      1,574,490      1,044,973

The following table includes a summary of unaudited pro forma financial data based on the respective audited and unaudited historical consolidated financial statements and the notes thereto of the Company and Pivotal after giving effect to the acquisition using the purchase method of accounting and management's estimated adjustments to various operating expenses such as depreciation, amortization and interest income based on the acquisition. For more detailed information see the Company's 8-K/A filed with the Securities and Exchange Commission on June 29, 2004.

                                    PHC, Inc.
                           Unaudited Summary Pro Forma
                 (in thousands except share and per share data)

                                              Nine Months
                                                Ended             Year Ended
                                             March 31,             June 30,
                                                  2004               2003
                                             ___________          ___________
Statements of Operations Data:
Revenue                                     $    22,314          $    27,774
Operating expenses                               22,302               25,830
                                            ____________         ____________

Income from operations                               12                1,944

Other expenses                                      363                  414

Provision for taxes                                  11                   54
                                            ____________         ____________

Income (loss) applicable to common shares   $      (362)         $    1,476
                                            ____________         ____________

Basic income (loss) per common share        $     (0.02)         $      0.09
                                            ____________         ____________
 Basic weighted average number of shares
    outstanding                              16,494,807           16,289,593
                                            ============         ===========

Diluted income (loss) per common share      $     (0.02)         $      0.09
                                            ____________         ____________

Diluted weighted average number of shares
outstanding                                  16,494,807           17,014,725
                                            ===========          ===========


                                 March 31,
                                   2004
                               ____________
Balance Sheet Data:
Total assets                    $ 13,595
Working capital                     (667)
Long-term obligations                656

                     SUMMARY DESCRIPTION OF CAPITAL STOCK

Common Stock

     The Company has authorized two classes of common stock. The Class A common stock and the Class B common stock. Subject to preferential rights in favor of the holders of the Preferred Stock, the holders of the common stock are entitled to dividends when, as and if declared by the Company's Board of Directors. Holders of the Class A common stock and the Class B common stock are entitled to share equally in such dividends, except that stock dividends (which shall be at the same rate) shall be payable only in Class A common stock to holders of Class A common stock and only in Class B common stock to holders of Class B common stock.

Class A Common Stock

     The Class A common stock is entitled to one vote per share with respect to all matters on which shareholders are entitled to vote, except as otherwise required by law and except that the holders of the Class A common stock are entitled to elect two members to the Company's Board of Directors.

     The Class A common stock is non-redeemable and non-convertible and has no pre-emptive rights. The shares of Class A common stock offered hereby and the shares issued on the exercise of the warrants will be fully paid and non-assessable.

Class B Common Stock

     The Class B common stock is entitled to five votes per share with respect to all matters on which shareholders are entitled to vote, except as otherwise required by law and except that the holders of the Class A common stock are entitled to elect two members to the Company's Board of Directors. The holders of the Class B common stock are entitled to elect all of the remaining members of the Board of Directors.

     The Class B common stock is non-redeemable and has no pre-emptive rights.

     Each share of Class B common stock is convertible, at the option of its holder, into a share of Class A common stock. In addition, each share of Class B common stock is automatically convertible into one fully-paid and non-assessable share of Class A common stock (i) upon its sale, gift or transfer to a person who is not an affiliate of the initial holder therof or (ii) if transferred to such an affiliate, upon its subsequent sale, gift or other transfer to a person who is not an affiliate of the initial holder. Shares of Class B common stock that are converted into Class A common Stock will be retired and cancelled and shall not be reissued.

     All of the outstanding shares of Class B common stock are fully paid and nonassessable.

Preferred Stock

     The Board of Directors is authorized, without further action of the shareholders, to issue up to 1,000,000 shares in one or more classes or series and to determine, with respect to any series so established, the preferences, voting powers, qualifications and special or relative rights of the established class or series, which rights may be in preference to the rights of common stock. No shares of the Company's preferred stock are currently issued or outstanding.

     Included in short-term liabilities as of June 30, 2004, is approximately $1.5 million mortgage debt held by our long term lender which matures in November 2004. The Company's auditors indicated preliminarily that it would be necessary to modify their opinion if this debt was not replaced or a binding commitment was not secured prior to the required filing of the audited financial statements.

     In response to this requirement, on September 20, 2004, the Company entered into an agreement pursuant to which the Company has the option to require an investor to purchase 526,316 shares of a new series of preferred stock from the Company for $1,500,000. If the Company does not close on this transaction by November 1, 2004, all rights and obligations under the agreement will be null and void. This agreement was entered into to provide part of the documentation required by the Company's auditors in their consideration of the Company's ability to continue as a going concern.

     The preferred stock, if issued, would be convertible into shares of common stock at the option of the Company at the rate of three shares of common stock for each share of preferred stock, equivalent to $1.12 per share, would vote as one class with the common stock with three votes per share, would be entitled to cumulative dividends of 8% of the stated value of each share of preferred stock, which is $3.36 per share, from the date of issuance and would be subject to normal adjustments in the event of mergers, consolidations or liquidations.

     The Company does not anticipate that it will close on this agreement since the Company is negotiating a renewal or replacement of this debt and is confident that it will be successful.

                              AVAILABLE INFORMATION

     The Company filed a registration statement with the Securities and Exchange Commission covering the securities offered. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. For further information with respect to the Company and the securities being offered, see the registration statement, and related exhibits and schedules. Copies of these documents are available for review at the public reference facilities maintained at the principal office of the Commission at 450 Fifth Street, N. W., Room 1024, Washington D.C. 20549 and at the Commission's regional offices at The Woolworth Building, 233 Broadway, New York, New York 10279 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Copies of such materials are available upon written request from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information about PHC that is filed electronically at http:\\WWW.SEC.GOV. Reference is made to the copies of any contracts or other documents filed as exhibits to the registration statement.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at The Woolworth Building, 233 Broadway, New York, New York 10279.

     A copy of our Annual Report on Form 10-KSB for the year ended June 30, 2004, as filed with the Commission, is available upon request, without charge, by writing to PHC, Inc., 200 Lake Street, Suite 102, Peabody, Massachusetts 01960, Attention: Bruce A. Shear.

     We furnish our stockholders and warrant holders with annual reports containing audited financial statements and such other periodic reports as we may from time to time deem appropriate or as may be required by law.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference and made a part of this prospectus are the following: (1) our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 filed with the Commission on September 24, 2004, commission file #0-22916; (2) our Proxy Statement filed with the Commission on November 24, 2003; (3) our Quarterly Report on Form 10-QSB for the quarters ended September 30, 2003 filed with the Commission on November 13, 2003, December 31, 2003 filed with the Commission on February 13, 2004 and March 31, 2004 filed with the Commission on May 14, 2004; and (4) Current reports on Form 8-K and Form 8-K/A reporting the acquisition by the Company of Pivotal Research Centers, LLC, filed with the Commission on May 13, 2004 and June 29, 2004 and reporting the material definitive agreement entered into by the company to require an investor to purchase preferred stock, filed with the Commission on September 23, 2004. The commission file # for the foregoing reports is 0-22916. All documents subsequently filed by the Company with the Commission, as required by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering, will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes to the financial statements) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding statement.

     The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein. Requests for such information should be directed to: PHC, Inc., 200 Lake Street, Suite 102, Peabody, Massachusetts 01960, Attention: Bruce A. Shear.

                            SELLING SECURITY HOLDERS

     The selling security holders consist of several groups of investors who acquired Class A common stock or debentures convertible into class A common Stock or warrants entitling the holder to purchase shares of class A common Stock from the Company. The debenture holders also acquired warrants to purchase shares of Class A common stock.

     The following table identifies the investors who acquired debentures, which are convertible into Common Stock and those individuals who acquired warrants entitling the holder to purchase shares of class A common stock. All shares of Class A common stock issuable on conversion of the debentures or on the exercise of the warrants may be sold from time to time by the selling security holders in the over the counter market. The information contained in the following table indicates beneficial ownership based on the Company's records, on reports filed by the selling security holders with the SEC or otherwise provided by the selling security holders and on information provided by our transfer agent as of June 30, 2004. None of the selling security holders is or has been an affiliate of our Company in the last three years.

     Our Company will receive an aggregate of $819,986 if the holders of all of the warrants exercise the warrants and purchase shares of Class A common stock. The average exercise price is $0.90. The selling security holders will retain all other proceeds from the sale of the shares being registered. However, there can be no assurance that the holders will exercise these warrants and the proceeds will be received by the Company.

     None of the selling security holders beneficially own greater than 5% of the outstanding Class A Common Stock and, when the offering is complete, except for Peter Lynch, none of the selling security holders will hold greater than one percent of the outstanding Class A common stock. Mr. Lynch will own approximately 2.6% of the outstanding Class A common stock after the offering is complete.

                                 Shares of Class A
                                   Common Stock
                                 Beneficially Owned
                                   or Issuable on
                                   Conversion of
                                    Outstanding
                                    Convertible
                                     Securities        Warrants to              Number of
                                      Before            Purchase                Shares of
 Name, Address and primary         the Offering        shares of                Class  A
 contact of Selling                Exclusive of         Class A               Common Stock
 Security Holder                     Warrants         Common Stock               Offered

                                                          Exercise   Expiration
                                                  Number   Price      Date

  2004 Private Placement 1
   Fiserv Securities FBO               140,000   25,000    $1.10     02/03/2007  125,000
   Steve Bathgate, IRA 2 8
   Bathgate Capital
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Fiserv Securities FBO Richard        20,000    5,000    $1.10     02/03/2007   25,000
   Huebner, IRA 2 8
   Bathgate Capital
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Fiserv Securities FBO                20,000    5,000    $1.10     02/03/2007   25,000
   Kim Gloystein, IRA
   Bathgate Capital
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Fiserv Securities FBO                20,000    5,000    $1.10     02/03/2007   25,000
   George Johnson, IRA 2
   Bathgate Capital
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Vicki D. E. Barone 2 8               14,000    2,500    $1.10     02/03/2007   12,500
   Bathgate Capital
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Fiserv Securities FBO                20,000    5,000    $1.10     02/03/2007   25,000
   Jon Kruljac, IRA 2 8
   Bathgate Capital
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

                                     - 20 -

                                 Shares of Class A
                                   Common Stock
                                 Beneficially Owned
                                   or Issuable on
                                   Conversion of
                                    Outstanding
                                    Convertible
                                     Securities        Warrants to              Number of
                                      Before            Purchase                Shares of
 Name, Address and primary         the Offering        shares of                Class  A
 contact of Selling                Exclusive of         Class A               Common Stock
 Security Holder                     Warrants         Common Stock               Offered

                                                          Exercise   Expiration
                                                  Number   Price      Date

   Fiserv Securities                    10,000    2,500    $1.10     02/03/2007   12,500
   FBO Kent Lund, IRA 2
   Bathgate Capital
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   David H. Drennen 2 8                 16,000    2,500    $1.10     02/03/2007   12,500
   Bathgate Capital
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   David Spitz 2 8                      20,455    5,113    $1.10     02/03/2007   25,568
   Bathgate Capital
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Core Fund, LP                       227,272   56,818    $1.10     02/03/2007  284,090
   David Baker 2 3
   601 California Street
   Suite 1150
   San Francisco, CA  94108

   Pilot Ventures Trust, George         28,408      -0-    $1.10     02/03/2007   28,408
   McCabe, Trustee 2 3
   2E. 73rd Street, 15th Floor
   New York, NY 10021

   Peter Lynch                         668,681      -0-    $1.10     02/03/2007  255,681
   Lynch Foundation
   82 Devonshire Street S4
   Boston, MA  02109

   Sandor Capital Master Fund, LP,     100,000   25,000    $1.10     04/29/2007  125,000
   John Lemak 2 3
   2828 Routh Street,
   Suite 500
   Dallas, TX  75201

                                     - 21 -

                                Shares of Class A
                                   Common Stock
                                 Beneficially Owned
                                   or Issuable on
                                   Conversion of
                                    Outstanding
                                    Convertible
                                     Securities        Warrants to              Number of
                                      Before            Purchase                Shares of
 Name, Address and primary         the Offering        shares of                Class  A
 contact of Selling                Exclusive of         Class A               Common Stock
 Security Holder                     Warrants         Common Stock               Offered

                                                          Exercise   Expiration
                                                  Number   Price      Date

   Select Contrarian Value             300,000   75,000     $1.10    04/29/2007  375,000
   Partners, LP
   David Berry 3
   4200 Montrose Blvd.,
   Suite 510
   Houston, TX  77006

   Meadowbrook Opportunity Fund,       200,000   50,000     $1.10    04/29/2007  250,000
   LLC
   Michael Ragins 3
   520 Lake Cook Road Su 690
   Deerfield, IL  60015

   UVE Partners LLC                    194,400   25,000     $1.10    04/29/2007  125,000
   Gary Simon 3
   1270 Avenue of the Americas,
   Suite 1800
   New York, NY  10020

   Westpark Capital, LP                300,000   75,000     $1.10    04/29/2007  375,000
   Patrick Brosnahan 3
   4965 Preston Park Boulevard #220
   Plano, TX  75093

   Centaur Value Fund, LP               68,200   17,050     $1.10    04/29/2007   85,250
   Zeke Ashton 3
   100 Crescent Court, Su 800
   Dallas, TX  75201

   Asamara LLC                         386,360   96,590     $1.10    04/29/2007  482,950
   Stephen Heyman
   415 S. Boulder, 9th Floor
   Tulsa, OK  74103

                                     - 22 -

                                Shares of Class A
                                   Common Stock
                                 Beneficially Owned
                                   or Issuable on
                                   Conversion of
                                    Outstanding
                                    Convertible
                                     Securities        Warrants to              Number of
                                      Before            Purchase                Shares of
 Name, Address and primary         the Offering        shares of                Class  A
 contact of Selling                Exclusive of         Class A               Common Stock
 Security Holder                     Warrants         Common Stock               Offered

                                                          Exercise   Expiration
                                                  Number   Price      Date

   Incline Capital LP                  200,000   50,000     $1.10    04/29/2007  250,000
   Mark Hood 3
   4965 Preston Park Blvd
    Suite 250
   Plano, TX  75093

   Hammerstone Capital Partners        163,636   40,909     $1.10    04/29/2007  204,545
   Jack Alfandary 2 3
   237 Park Avenue
   New York, NY  10023

   Morgan Stanley Dean Witter,         194,000   25,000     $1.10    04/30/2007  125,000
   Custodian for Jeffrey W. Waters 2
   11311 McCormick Road
   Suite 450
   Hunt Valley, MD  21031

 Pivotal Acquisition (4)
   Louis Kirby                         405,982      -0-       -0-          -0-   405,982
   5633 North Royal Circle
   Paradise Valley, AZ  85253

   Anthony Bonacci                      10,684      -0-       -0-          -0-    10,684
   2525 E. Camelback Road, Suite
   840
   Phoenix, AZ 85016

   Carol Colombo                        10,684      -0-       -0-          -0-    10,684
   2525 E. Camelback Road, Suite
   840
   Phoenix, AZ 85016

Finder's Fee (5)
   David Spitz 2 9                         -0-   90,000     $1.24    04/30/2007   90,000
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

                                     - 23 -

                                Shares of Class A
                                   Common Stock
                                 Beneficially Owned
                                   or Issuable on
                                   Conversion of
                                    Outstanding
                                    Convertible
                                     Securities        Warrants to              Number of
                                      Before            Purchase                Shares of
 Name, Address and primary         the Offering        shares of                Class  A
 contact of Selling                Exclusive of         Class A               Common Stock
 Security Holder                     Warrants         Common Stock               Offered

                                                          Exercise   Expiration
                                                  Number   Price      Date

   Curtis Akey 2                           -0-   10,000     $1.24    04/30/2007   10,000
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   David Drennen 2 9                    16,000    4,500     $1.24    04/30/2007    4,500
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Lee Schlessman                          -0-    4,050     $1.24    04/30/2007    4,050
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Greg & Ann Fulton 2                     -0-    2,700     $1.24    04/30/2007    2,700
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Scott Liolios 2                         -0-    2,500     $1.24    04/30/2007    2,500
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Jeff Kohler 2                           -0-    2,500     $1.24    04/30/2007    2,500
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Pete Bloomquist 2                       -0-    2,500     $1.24    04/30/2007    2,500
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Jon Kruljac 2 9                         -0-    2,500     $1.24    04/30/2007    2,500
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

                                     - 24 -

                                Shares of Class A
                                   Common Stock
                                 Beneficially Owned
                                   or Issuable on
                                   Conversion of
                                    Outstanding
                                    Convertible
                                     Securities        Warrants to              Number of
                                      Before            Purchase                Shares of
 Name, Address and primary         the Offering        shares of                Class  A
 contact of Selling                Exclusive of         Class A               Common Stock
 Security Holder                     Warrants         Common Stock               Offered

                                                          Exercise   Expiration
                                                  Number   Price      Date

   Andrea Bauer 2                          -0-    2,500     $1.24    04/30/2007    2,500
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Michael Donnelly 2                      -0-    1,250     $1.24    04/30/2007    1,250
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Susan Ross 2                            -0-    2,000     $1.24    04/30/2007    2,000
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Nancy Stratton 2                        -0-    1,000     $1.24    04/30/2007    1,000
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Steven Bathgate 2 9                 140,000   24,000     $1.24    04/30/2007   24,000
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Richard Huebner 2 9                     -0-   24,000     $1.24    04/30/2007   24,000
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

   Vicki Barone 2 9                     14,000   24,000     $1.24    04/30/2007   24,000
   c/o Bathgate Capital Partners
   5350 S. Roselyn St., #400
   Greenwood Village, CO 80110

                                     - 25 -

                                Shares of Class A
                                   Common Stock
                                 Beneficially Owned
                                   or Issuable on
                                   Conversion of
                                    Outstanding
                                    Convertible
                                     Securities        Warrants to              Number of
                                      Before            Purchase                Shares of
 Name, Address and primary         the Offering        shares of                Class  A
 contact of Selling                Exclusive of         Class A               Common Stock
 Security Holder                     Warrants         Common Stock               Offered

                                                          Exercise   Expiration
                                                  Number   Price      Date
Investor Relations (6)
   Hayden Communications                   -0-   30,000     $0.86    10/20/2006   60,000
   Mathew Hayden 3                               30,000     $0.84    10/20/2006
   1401 Havens Drive
   N. Myrtle Beach, SC 29582

Previously Registered (7)
   ProFutures Special (a)              459,960      -0-       -0-           -0-  459,960
   Equities Fund, LP
   Gary D. Halbert 2 3
   11612 Bee Cave RD
   Austin, TX  78734

   John F. Mauldin (a) 2               179,047      -0-       -0-           -0-  179,047
   1000 Ballpark in Arlington
   Suite 216
   Arlington, TX  76011

   Gary D. Halbert  (a) 2              253,402      -0-       -0-           -0-  253,402
   11612 Bee Cave RD, Suite 100
   Austin, TX  78734

   William D. Kyle, Jr. (b)            125,000   43,695     $1.00     2/31/2004  168,695
   10950 N. Cedarburg RD,
   56 West
   Mequon, WI  53092

   George Gordon (b)                   110,000      -0-       -0-          -0-   110,000
   1613 Tiffany Ave.
   Racine, WI 53402

   Yakov Burstein (c)                  151,954      -0-       -0-          -0-   104,020
   184-63 Aberdeen Road
   Jamaica, NY 11432

   Irwin Mansdorf (c)                  236,539      -0-       -0-           -0-  236,539
   3 Nachshon Street
   Raanana, Israel

                                     - 26 -

                      Shares of Class A
                                   Common Stock
                                 Beneficially Owned
                                   or Issuable on
                                   Conversion of
                                    Outstanding
                                    Convertible
                                     Securities        Warrants to              Number of
                                      Before            Purchase                Shares of
 Name, Address and primary         the Offering        shares of                Class  A
 contact of Selling                Exclusive of         Class A               Common Stock
 Security Holder                     Warrants         Common Stock               Offered

                                                          Exercise   Expiration
                                                  Number   Price      Date

   Delta Systems & Solutions (d)        12,000   10,000     $0.90    03/31/2005   10,000
   Peter Drakos 3
   1200 Salem St. #182
   Lynnfield, MA  01940

1. In March and April 2004, the Company issued 2,660,012 shares of Class A common stock, at $1.10 per share and 593,980 warrants to purchase shares of Class A common stock at an exercise price of $1.10, in connection with this private placement.

2. These individuals are associated with a firm that is registered as a broker-dealer with the Commission and which is a member of the National Association of Security Dealers, Inc. The individuals acquired the shares for their own account as an investment and paid the full purchase price on acquisition. The individuals are not acting in concert with respect to any sale and have no plans to enter into a firm commitment underwriting.

3. The named individual, who is a natural person, has all investment power including the right to vote and dispose of the shares.

4. In April 2004, the Company purchased 100% of the membership interest in Pivotal Research Centers, LLC ("Pivotal"). In connection with this transaction the Company issued 427,350 shares of Class A common stock to the former membership holders, Louis Kirby, Anthony Bonacci and Carol Colombo.

5. In connection with the purchase of the membership interest in Pivotal, the Company issued 200,000 warrants to purchase shares of Class A common stock to individuals who were associated with Bathgate Capital as a finders fee. For additional information see "RECENT DEVELOPMENTS" on page 11 of this report.

6. In October 2003, the Company issued 60,000 warrants to purchase shares of Class A common stock to Hayden Communications for investor relations consulting services including but not limited to investment community awareness, shareholder communications and media relations.

7. This prospectus also serves as a post effective amendment for 1,521,663 shares of Class A common stock to be sold by selling security holders which were previously registered as follows:

     a. In March 1998, the Company issued a total of 950 shares of Series B convertible Preferred Stock as follows: 200 shares to Augustine Fund; 500 shares to ProFutures; 150 shares to G. Halbert and 100 shares to
          J. Mauldin. This Preferred Stock was convertible into Class A common stock at a conversion price that was 80% of the average closing bid price five days prior to the conversion date. The Company was obligated to issue the Selling Security Holder a promissory Note for the difference between $2.00 (the "Minimum Conversion Price") and the market price of Class A common stock (the "Price Guarantee"). In a subsequent agreement the price guarantee was later revised to allow the Company to issue Class A common stock in lieu of the promissory note. As of this date all outstanding Series B Preferred Stock have been converted.

     b. In December 1998, the Company issued to Dean and Company $500,000 in 12% Convertible Debentures, which are convertible into 250,000 shares of Class A common stock at a price of $2.00 per share. In Fiscal year 2003, the debentures were transferred to William D. Kyle, Jr. and the holders exercised the put provision in the agreement as to 50% of the debentures leaving $250,000 outstanding convertible into 125,000 shares of Class A common stock. In connection with this financing the Company also issued 25,000 warrants to purchase shares of Class A common stock to the holders of the debentures which remain outstanding and 175,000 warrants to purchase shares of Class A common stock as a finders fee to George Gordon for introducing Dean and Company to the Company, of which have been exercised.

     c. In October 1996, the Company entered into an Agreement and Plan of Merger with Irwin Mansdorf and Yakov Burstein, the then owners of Behavioral Stress Centers, Inc., which called for the issuance of Class A common stock to the former owners as part of the purchase price. The Company issued an aggregate of 564,396 shares of Class A common stock to Irwin Mansdorf and 170,422 shares of Class A common stock to Yakov Burstein in connection with these agreements. The number of shares also includes 236,539 shares to Irwin Mansdorf and 67,558 shares to Yakov Burstein in connection with a share price guarantee.

     d. In March 2000, the Company issued 10,000 warrants to purchase shares of Class A common stock to Delta Systems and Solutions in payment of computer technology consulting services relating to Behavioral Health Online, Inc. In March 2004 the Board voted to extend these warrants for one year until March 2005.

8. Does not include shares issued on exercise of warrants issued as a finder's fee, which shares are included under the caption finder's fee in this prospectus.

9. Does not include common stock and shares issued on exercise of warrants issued as part of a private placement, which shares are included under the caption private placement in this prospectus.

                              PLAN OF DISTRIBUTION

     The Class A common stock offered hereby may be sold from time to time in the over the counter market through underwriters, dealers, brokers or other agents. PHC will receive $819,986 if the warrants to purchase 907,675 shares being registered are exercised; however, PHC will receive no proceeds from the sale, by the selling security holders, of the additional 4,430,330 shares of Class A common stock included in this registration statement.

     The Class A common stock offered may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Selling Security Holder will determine the selling price at the time of the transaction or by an agreement with its underwriters, dealers, brokers or other agents.

     Any underwriters, dealers, brokers or other agent to or through whom Class A common stock offered hereby is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Security Holder and/or purchasers of Class A common stock for whom they may act as agent or to whom they may sell as principal, or both (which compensation to a particular underwriter, broker, dealer or other agent might be in excess of customary commissions). In addition, a Selling Security Holder and any such underwriters, dealers, brokers or other agents may be deemed to be underwriters under the Securities Act, and any profits on the sale of Class A common stock by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or other agent in connection with the sale of the Class A common stock will be selected by a Selling Security Holder and may have other business relationships with PHC and its subsidiaries or affiliates in the ordinary course of business. PHC cannot presently estimate the amount of any such discounts, commissions or concessions. PHC knows of no existing arrangements between the selling security holders and any underwriter, dealer, broker or other agent with respect to the sale of the shares covered by this prospectus.

     The Company has been advised that the persons who are associated with broker-dealers acquired the shares for their own account for investment and have not entered into any agreement or arrangement between themselves or with any other person with respect to the sale or distribution of the shares covered by this prospectus. See the information under the caption Selling Security Holders.

     Several of the selling security holders are registered broker-dealers with the Commission. Each acquired the shares covered by this prospectus in the ordinary course of business as an investment.

                                  LEGAL MATTERS

     Arent Fox PLLC, Washington, DC have passed upon the validity of the securities offered hereby for PHC.

                                     EXPERTS

     The consolidated financial statements of our Company as of and for the years ended June 30, 2003 and 2004, incorporated by reference in the prospectus constituting a part of this amendment number 2 to the registration statement on Form S-3, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Pivotal Research Centers, LLC as of and for the years ended June 30, 2002 and 2003, incorporated by reference in the prospectus constituting a part of this registration statement on Form S-3 have been audited by Woods & Dwyer, P.L.C., independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

No dealer, salesman or any other person has been
authorized to give any information or to make any
representations other than those contained in this
prospectus in connection with the offering made
hereby, and, if given or made, such information or
representations must not be relied upon as having                  PHC, INC.
been authorized by PHC.  This Prospectus  does not
constitute an offer to sell or a solicitation  of      PIONEER BEHAVIORAL HEALTH
an offer to buy, by any person in any  jurisdiction
in which it is unlawful for such person to make such
offer  or solicitation.  Neither the delivery of this
prospectus nor any offer, solicitation  or sale made
hereunder shall under any circumstances create any     5,463,005 Shares of Class
any implication that the information herein                  A Common Stock
contained is correct as of any time subsequent to the date of the prospectus.

                     TABLE OF CONTENTS
                                                      Page
Prospectus Summary                                         3
Risk Factors
     Operating Risks:                                    7-9
        Delay in government payments                       7
        Managed care rates                                 7
        Collectability of Accounts Receivable              7
        Lack of access to capital                          8
        Reliance on key clients                            8
        Rapid regulatory change                            9
        Sole source contracts                              9
        Acquisition and expansion                          9
        Staffing shortages                                 9
    Management Risks:                                     10
       Control of PHC by Bruce A. Shear                   10
       Retaining key personnel                            10
    Market Risks:                                         10
       Bulletin Board traded stock                        10
       Common Stock liquidity                             10
       Low trading volume                                 10
       Issuance of Preferred Stock                        10
Recent Developments                                    11-14
Summary Description of Capital Stock                   15-16
Available Information                                     17
Incorporation of Documents by Reference                   18
Selling security holders                               19-28
Plan of Distribution                                      29
Legal Matters                                             30
Experts                                                   30
                                                                  PROSPECTUS
                                                                October , 2004

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

It is estimated that the following expenses were incurred in connection with the offering hereunder:


     SEC Registration Fee             $ 1,082.00
     Legal Fees and Expenses           10,000.00
     Accounting Fees and Expenses       8,000.00
     Miscellaneous                      4,918.00
                                      ___________
     Total                            $24,000.00
                                      ===========

The Registrant will bear all expenses shown above.

Item 15. Indemnification of Directors and Officers.

     Section 6 of the Registrant's Restated Articles of Organization provides, in part, that the Registrant shall indemnify its directors, trustees, officers, employees and agents against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees, reasonably incurred by such person in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his actions or omissions in connection with services rendered directly or indirectly to the Registrant during his term of office, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

     In addition, the Restated Articles of Organization of the Registrant, under authority of the Business Corporation Law of The Commonwealth of Massachusetts, contain a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (3) for any transaction from which the director derived an improper personal benefit. The foregoing provision also is inapplicable to situations wherein a director has voted for, or assented to the declaration of, a dividend, repurchase of shares, distribution, or the making of a loan to an officer or director, in each case where the same occurs in violation of applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PHC pursuant to the foregoing provisions, or otherwise, PHC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PHC of expenses incurred or paid by a director, officer or controlling person of PHC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PHC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

   Exhibit No.                                                 Description

     3.1 Restated Articles of Organization of the Registrant, as amended. (Filed as exhibit 3.1 to the Company's Registration Statement on March 2, 1994. Commission file number 333-71418).
   3.1.1 Articles of Amendment filed with the Commonwealth of Massachusetts. (Filed with the 10-QSB dated May 1997. Commission file #0-22916).
   3.1.2 Restated Articles of Organization of the Registrant, as amended. (Filed as exhibit 3.1.2 to the Company's report on Form 10-QSB dated May 14, 2001. Commission file number 0-22916).
     3.2 By-laws of the Registrant, as amended. (Filed as exhibit 3.2 to the Company's Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form SB-2 under the Securities Act of 1933 dated November 13, 1995. Commission file number 333-71418).
     4.1 Warrant Guaranty Agreement for Common Stock Purchase Warrants issuable by PHC, Inc. dated August 14, 1998 for Warrants No. 2 and No. 3. (Filed as exhibit 4.19 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on October 14, 1997. Commission file number 0-22916).
     4.2 12% Convertible Debenture by and between PHC, Inc., and Dean & Co., dated December 3, 1998 in the amount of $500,000. (Filed as exhibit
          4.20 to the Company's report on Form 10-QSB dated February 12, 1999. Commission file number 0-22916).
     4.3 Securities Purchase Agreement for 12% Convertible Debenture by and between PHC, Inc. and Dean & Co., a Wisconsin nominee partnership for Common Stock. (Filed as exhibit 4.21 to the Company's report on Form 10-QSB dated February 12, 1999. Commission file number 0-22916).
     4.4 Warrant Agreement to purchase up to 25,000 shares of Class A Common Stock by and between PHC, Inc., and Dean & Co., dated December 3, 1998. (Filed as exhibit 4.22 to the Company's report on Form 10-QSB dated February 12, 1999. Commission file number 0-22916).
     4.5 Warrant Agreements by and between PHC, Inc., and George H. Gordon for 10,000 shares of Class A Common Stock dated July 1, 1999. (Filed as exhibit 4.29 to the Company's report on Form 10-KSB dated October 13, 1999. Commission file number 0-22916).
     4.6 Warrant Agreements by and between PHC, Inc., and George H. Gordon for 10,000 shares of Class A Common Stock dated August 1, 1999. (Filed as exhibit 4.30 to the Company's report on Form 10-KSB dated October 13, 1999. Commission file number 0-22916).
     4.7 Warrant to purchase up to 37,500 shares of Class A Common Stock by and between PHC, Inc., and National Securities Corporation dated April 5, 1999. (Filed as exhibit 4.31 to the Company's report on Form 10-KSB dated October 13, 1999. Commission file number 0-22916).
     4.8 Warrant to purchase up to 37,500 shares of Class A Common Stock by and between PHC, Inc., and National Securities Corporation dated July 5, 1999. (Filed as exhibit 4.32 to the Company's report on Form 10-KSB dated October 13, 1999. Commission file number 0-22916).
     4.9 Common Stock Purchase Warrant by and between PHC, Inc. and Heller Healthcare Finance, Inc. for 60,000 shares of Class A Common Stock. (Filed as exhibit 4.37 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on September 29, 2000. Commission file number 0-22916).
     4.10 Equity Purchase Warrant to purchase 1% equity in Behavioral Health Online by and between PHC, Inc., and Heller Healthcare Finance dated March 16, 1998. (Filed as exhibit 4.38 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on November 14, 2000. Commission file number 0-22916).
     4.11 Warrant Agreement issued to Marshall Sterman to purchase 10,000 Class A Common shares dated April 15, 2001. (Filed as exhibit 4.41 to the Company's report on Form 10-QSB dated May 14, 2001. Commission file number 0-22916).
     4.12 Equity Purchase Warrant to purchase 1% equity in Behavioral Health Online by and between PHC, Inc., and Heller Healthcare Finance dated December 18, 2000. (Filed as exhibit 4.36 to the Company's report on Form 10-KSB dated September 25, 2001. Commission file number 0-22916).

   Exhibit No.                                                 Description

     4.13 Form of Subscription Agreement and Warrant. (Filed as exhibit 4.22 to the Company's report on Form 8-K filed with the Securities and Exchange commission on May 13, 2004. Commission file number 0-22916).
     5.1 Opinion of Arent Fox PLLC. (filed as exhibit 5.1 to the Company's Form S-3 filed with the Securities and Exchange commission on July 6, 2004. Commission file number 333-117146).
     10.1 Deed of Trust Note of Mount Regis Center Limited Partnership in favor of Douglas M. Roberts, dated July 28, 1987, in the amount of $560,000, guaranteed by PHC, Inc., with Deed of Trust executed by Mount Regis Center, Limited Partnership of even date. (Filed as exhibit 10.33 to Form SB-2 dated March 2, 1994. Commission file number 333-71418).
    10.2 Assignment and Assumption of Limited Partnership Interest, by and between PHC of Virginia Inc. and each assignor dated as of June 30, 1994. (Filed as exhibit 10.57 to Form 10-KSB on September 28, 1994. Commission file #0-22916).
    10.3 Copy of Note of Bruce A. Shear in favor of Steven J. Shear, dated December 1988, in the amount of $195,695; Pledge Agreement by and between Bruce A. Shear and Steven J. Shear, dated December 15, 1988; Stock Purchase Agreement by and between Steven J. Shear and Bruce A. Shear, dated December 1, 1988. (Filed as exhibit 10.52 to the
          Company's Registration Statement on Form SB-2 dated March 2, 1994. Commission file number 333-71418).
    10.4 Unconditional Guaranty of Payment and performance by and between PHC, Inc. in favor of HCFP. (Filed as exhibit 10.112 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on February 25, 1997. Commission file number 0-22916).
    10.5 Agreement between Family Independence Agency and Harbor Oaks Hospital effective January 1, 1997. (Filed as exhibit 10.122 to the Company's report on Form 10-KSB, with the Securities and Exchange Commission on October 14, 1997. Commission file number 0-22916).
    10.6 Master Contract by and between Family Independence Agency and Harbor Oaks Hospital effective January 1, 1997. (Filed as exhibit 10.123 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on October 14, 1997. Commission file number 0-22916).
    10.7 Financial Advisory Agreement, Indemnification Agreement and Warrant by and between Brean Murray & Company and PHC, Inc. dated 06/01/97. (Filed as exhibit 10.125 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on October 14, 1997. Commission file number 0-22916).
    10.8 Loan and Security Agreement by and among HCFP Funding, Inc., and PHC of Michigan, Inc., PHC of Utah, Inc., PHC of Virginia, Inc., PHC of Rhode Island, Inc., and Pioneer Counseling of Virginia, Inc. dated as of February 18, 1998. (Filed as exhibit 10.139 to the Company's Registration Statement on Form SB-2 dated July 24, 1998. Commission file number 333-59927)
    10.9 Credit Line Deed of Trust by and between PHC of Virginia, Inc., and HCFP Funding II, Inc. dated July 1998. (Filed as exhibit 10.140 to the Company's Registration Statement on Form SB-2 dated July 24, 1998. Commission file number 333-59927).
   10.10 Promissory Note for $50,000 dated May 18, 1998 by and between PHC, Inc. and Tot Care, Inc. (Filed as exhibit 10.142 to the Company's Registration Statement on Form SB-2 dated July 24, 1998. Commission file number 333-59927).
   10.11 Promissory Note for $50,000 dated June 9, 1998 by and between PHC, Inc. and Tot Care, Inc. (Filed as exhibit 10.143 to the Company's Registration Statement on Form SB-2 dated July 24, 1998. Commission file number 333-59927).
   10.12 Amendment No. 1 to Loan and Security Agreement in the amount of $4,000,000 by and among HCFP Funding, Inc., and PHC of Michigan, Inc., PHC of Utah, Inc., PHC of Virginia, Inc., PHC of Rhode Island, Inc., and Pioneer Counseling of Virginia, Inc. dated as of February 18, 1998. (Filed as exhibit 10.57 to the Company's report on Form 10-KSB dated October 13, 1998. Commission file number 0-22916).

   Exhibit No.                                                 Description

   10.13 Financial Advisory and Consultant Agreement by and between National Securities Corporation and PHC, Inc. dated 01/05/99 (Filed as exhibit
          10.61 to the Company's report on Form 10-QSB dated February 12, 1999. Commission file number 0-22916).
   10.14 Amendment number 1 to Loan and Security Agreement dated February 17, 2000 by and between PHC of Michigan, Inc., PHC, of Utah, Inc., PHC of Virginia, Inc., PHC of Rhode Island, Inc. and Pioneer Counseling of Virginia, Inc. and Heller Healthcare Finance, Inc., f/k/a HCFP Funding in the amount of $2,500,000. (Filed as exhibit 10.70 to the Company's report on Form 10-QSB filed with the Securities and Exchange Commission on May 11, 2000. Commission file 0-22916).
   10.15 Promissory Note for $532,000 dated May 30, 2000 by and between PHC, Inc. and Irwin J. Mansdorf, Ph.D. (Filed as exhibit 10.76 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on September 29, 2000. Commission file number 0-22916).
   10.16 Promissory Note for $168,000 dated May 30, 2000 by and between PHC, Inc. and Yakov Burstein, Ph.D. (Filed as exhibit 10.77 to the
          Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on September 29, 2000. Commission file number 0-22916).
   10.17 Settlement Agreement and Mutual Releases by and between PHC, Inc. and Yakov Burstein, Ph.D. and Irwin J. Mansdorf, Ph.D. dated May 30, 2000. (Filed as exhibit 10.78 to the Company's report on Form 10-KSB, filed with the Securities and Exchange Commission on September 29, 2000. Commission file number 0-22916).
   10.18 Amendment number 2 to Loan and Security Agreement originally dated February 18, 1998 by and among PHC of Utah, Inc., PHC of Virginia, Inc. and PHC of Michigan, Inc. and Heller Healthcare Finance, Inc. in the amount of $3,000,000 amended as of May 24, 2001. (Filed as exhibit
          10.46 to the Company's report on Form 10-KSB dated September 25, 2001. Commission file number 0-22916).
   10.19  Amendment  Number  3 dated  December  6,  2001 to  Loan  and  Security
          Agreement dated February 18, 1998 by and between PHC of Michigan, Inc., PHC of Utah, Inc., and PHC of Virginia, Inc. and Heller Healthcare Finance, Inc. providing collateral for the Loan and Security Agreement in the amount of $3,000,000. (Filed as exhibit
          10.50 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on February 12, 2002. Commission file number 0-22916).
   10.20 Consolidating Amended and Restated Secured Term Note in the amount of $2,575,542 dated December 6, 2001 by and between PHC of Michigan, Inc. and Heller Healthcare Finance, Inc. (Filed as exhibit 10.51 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on February 12, 2002. Commission file number 0-22916).
   10.21 Amended and Restated Revolving Credit Note in the amount of $3,000,000 dated December 6, 2001 by and between PHC of Michigan,
          Inc., PHC of Utah, Inc. and PHC of Virginia, Inc. and Heller Healthcare Finance, Inc. (Filed as exhibit 10.52 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on February 12, 2002. Commission file number 0-22916).
   10.22 Amended and Restated Consolidated Mortgage Note in the amount of $5,688,598 dated December 6, 2001 by and between PHC of Michigan, Inc. and Heller Healthcare Finance, Inc. (Filed as exhibit 10.53 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on February 12, 2002. Commission file number 0-22916).
   10.23 Third Amended and Restated Cross-Collateralization and Cross-Default Agreement dated December 6, 2001 by and between PHC, Inc., PHC of Michigan, Inc., PHC of Utah, Inc. and PHC of Virginia, Inc. and Heller Healthcare Finance, Inc. (Filed as exhibit 10.54 to the Company's quarterly report on Form 10-QSB, filed with the Securities and Exchange Commission on February 12, 2002. Commission file number 0-22916).
   10.24 The Company's 1993 Stock Purchase and Option Plan, as amended December 2002. (Filed as exhibit 10.34 to the Company's report on Form S-8 dated January 8, 2003. Commission file number 333-102402).

   Exhibit No.                                                 Description

   10.25 The Company's 1995 Non-Employee Director Stock Option Plan, as amended December 2002. (Filed as exhibit 10.35 to the Company's report on Form S-8 dated January 8, 2003. Commission file number 333-102402).
   10.26 The Company's 1995 Employee Stock Purchase Plan, as amended December 2002. (Filed as exhibit 10.36 to the Company's report on Form S-8 dated January 8, 2003. Commission file number 333-102402).
   10.27 First Amended Consolidating Amended and Restated Secured Term Note by and between PHC of Michigan, Inc. and Heller Healthcare Finance, Inc. (Filed as exhibit 10.26 on form 10-KSB, filed with the Securities and Exchange Commission on September 19, 2003. Commission file number 0-22916).
   10.28 Membership Purchase Agreement between PHC, Inc. and Pivotal Research Centers, LLC and its Sellers Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci dated April 30, 2004. (Filed as exhibit 10.27 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
   10.29 Pledge Agreement entered into April 30, 2004 by and between PHC, Inc. and Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci. (Filed as
          exhibit 10.28 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
   10.30 Security Agreement entered into April 30, 2004 by and between PHC, Inc. and Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci. (Filed as exhibit 10.29 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
   10.31 Secured Promissory Note dated April 30, 2004 in the amount of $1,000,000 by PHC, Inc. in favor of Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci (Note A). (Filed as exhibit 10.30 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
   10.32 Secured Promissory Note dated April 30, 2004 in the amount of $500,000 by PHC, Inc. in favor of Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci (Note B). (Filed as exhibit 10.31 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
   10.33 Secured Promissory Note dated April 30, 2004 in the amount of $1,000,000 by PHC, Inc. in favor of Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci (Note C). (Filed as exhibit 10.32 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
   10.34 Kirby Employment and Non-Compete Agreement. (Filed as exhibit 10.33 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
   10.35 Colombo Employment and Non-Compete Agreement. (Filed as exhibit 10.34 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
   10.36 First Amendment to Membership Purchase Agreement and Colombo Employment Agreement and Note C. (Filed as exhibit 10.35 the Company's report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2004. Commission file number 0-22916).
   10.37 Subscription agreement entered into September 20, 2004 by and between PHC, Inc. and Sandor Capital Master Fund, LP, together with the registration rights agreement and the form of certificate of designation. (Filed as exhibit 10.37 to the Company's report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2004. Commission file number 0-22916).
    21.1  List of Subsidiaries.
   *23.1  Consent of BDO Seidman, LLP.
   *23.2  Consent of Woods & Dwyer P.L.C., independent auditors.
    23.4  Consent of Arent Fox PLLC.  Included in exhibit 5.1. (filed as exhibit
          23.4 to the Company's Form S-3 filed with the Securities and Exchange commission on July 6, 2004. Commission file number 333-117146).

   Exhibit No.                                                 Description

    24.1 Power of Attorney: included on signature page. (filed as exhibit 24.1 to the Company's Form S-3 filed with the Securities and Exchange commission on July 6, 2004. Commission file number 333-117146).

     *    Indicates exhibits filed with this registration statement

Item 17. Undertakings.

Registrant undertakes that it will:

1. file, during any period in which it offers or sells securities, a post-effective amendment to the registration statement to
     i.   include any prospectus  required by section 10(a)(3) of the Securities
          Act;
     ii. reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
     iii. include any additional or changed material information on the plan of distribution.
2. for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and
3. file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Peabody, State of Massachusetts.

                                  PHC, INC.

Date:  October 7, 2004            By: /s/ Bruce A Shear
                                          ________________
                                          Bruce A. Shear
                                          President and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

        SIGNATURE                          TITLE                        DATE


 /s/ Bruce A. Shear              President, Chief Executive     October 7, 2004
_________________________        Officer and Director
     Bruce A. Shear              (principal executive officer)

 /s/ Paula C. Wurts              Controller and Treasurer       October 7, 2004
 _________________________       (principal financial and
     Paula C. Wurts              accounting officer)

 /s/ Gerald M. Perlow*           Director                       October 7, 2004
_________________________
      Gerald M. Perlow

/s/ Donald E. Robar*             Director                       October 7, 2004
_________________________
     Donald E. Robar

 /s/ Howard Phillips*            Director                       October 7, 2004
_________________________
      Howard Phillips

/s/ William F. Grieco*           Director                       October 7, 2004
_________________________
      William F. Grieco

/s/ David E. Dangerfield*        Director                       October 7, 2004
_________________________
    David E. Dangerfield

* Signed by Bruce A. Shear pursuant to power of attorney previously filed.